                                                                EXHIBIT 12


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


                                 XILINX, INC.
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (in thousands, except ratios)


                                               Three Months Ended        Six Months Ended
                                           -------------  ----------  -----------  ----------
                                             Sept. 28,    Sept. 30,    Sept. 28,   Sept. 30,
                                           -------------  ----------  -----------  ----------
                                               1996          1995        1996         1995
                                           -------------  ----------  -----------  ----------
Income before taxes                        $      31,434  $   46,970  $    81,809  $   66,839
Add fixed charges                                  3,616         229        7,254         525
                                           -------------  ----------  -----------  ----------
    Earnings (as defined)                  $      35,050  $   47,199  $    89,063  $   67,364
                                           =============  ==========  ===========  ==========

Fixed charges
    Interest expense                       $       3,219  $       58  $     6,471  $      163
    Amortization of debt issuance costs              218          --          441          --
    Estimated interest component of rent             179         171          342         362
      expenses
Total fixed charges                        $       3,616  $      229  $     7,254  $      525
                                           =============  ==========  ===========  ==========
Ratio of earnings to fixed charges                   9.7       206.1         12.3       128.3
                                           =============  ==========  ===========  ==========
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